UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2006

Callisto Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32325	13-3894575
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation or organization)

420 Lexington Avenue, Suite 1609
New York, New York 10170
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 19, 2006, Callisto Pharmaceuticals, Inc., a Delaware corporation (the “Company”) was informed by The University of Texas M.D. Anderson Cancer Center (“UTMDACC”) that it had executed a Patent and Technology License Agreement dated as of January 10, 2006 with the Company. Pursuant to the license agreement, the Company was granted the exclusive right to manufacture, have manufactured, use, import, offer to sell and/or sell anti-cancer compounds called tyrphostins (renamed Degrasyns). The Company is obligated to pay a nonrefundable license fee and annual license maintenance fees to UTMDACC.

The Company also agreed to pay UTMDACC royalties based on net sales from any licensed products, plus aggregate milestone payments of up to $1,750,000 based upon achieving certain regulatory submissions and approvals. The term of the agreement is from January 10, 2006 until the end of the term for which the patent rights associated with the licensed technology have expired. In addition, at any time after 2 years from January 10, 2006, UTMDACC has the right to terminate the license if the Company fails to provide evidence within 90 days of written notice that it has commercialized or is actively and effectively attempting to commercialize the licensed technology.

Attached as Exhibit 99.1 and incorporated herein by reference is a press release announcing the execution of the license agreement with UTMDACC.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Press Release of Callisto Pharmaceuticals, Inc. dated January 25, 2006

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2006

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob

Gary S. Jacob, Ph.D. Chief Executive Officer

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